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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
iGeniSys, Inc.


We consent to the use in this Registration Statement on Form SB-2 of our report dated May 19, 2000, except for Note 11 a and b, as to which the date is July 21, 2000, relating to the consolidated financial statements of iGeniSys, Inc. and subsidiary as of March 31, 2000 and for each of the years in the two-year period then ended (which describes an uncertainty as to the Company's ability to continue as a going concern) and to the reference to our Firm under the heading "Experts" in the prospectus.


GELFOND HOCHSTADT PANGBURN, P.C.

Denver, Colorado
September 15, 2000